EXHIBIT 99.1

Evolving Systems Reports First Quarter 2021 Financial Results

ENGLEWOOD, Colorado – May 13, 2021 – Evolving Systems, Inc. (NASDAQ: EVOL), a leader in real-time digital engagement, today reported financial results for its first quarter ended March 31, 2021.

2021 First Quarter Highlights:

•	First quarter revenue was $6.5 million
•	The Company has generated positive cash flow from operations and increased the cash and cash equivalents balance to $4.3 million
•	First quarter operating loss was $0.2 million, net loss of $0.9 million
•	Adjusted EBITDA was positive $0.3 million

“We are pleased that, through these challenging times, we were able to maintain our stretch of quarters with positive adjusted EBITDA and that our revenue rose from the corresponding period a year ago when the pandemic had just started. We continue to successfully manage our work through telework and to provide the same level of performance our clients have grown to expect from us. The Company continues to generate positive cash flow from operations increasing our cash and cash equivalent balances from the end of 2020. Also, we made our final payment on the East West Bank term loan in the first quarter. Although there has been continued impact on our ability to interact with our clients in the traditional modes of sales and business development, and the pandemic has slowed our expected growth, we are excited to continue to make the gains that we have,” said Matthew Stecker, Chief Executive Officer and Executive Chairman of Evolving Systems.

First Quarter 2021 Results

Total revenue for the first quarter ended March 31, 2021 was $6.5 million, a $0.2 million or approximately 2.8% increase from the three months ended March 31, 2020. The increase was primarily related to revenues from existing client work on new projects and upgrades as well as new client projects. These were partially offset by less work with other clients as projects neared completion or services decreased. Services revenues of $6.3 million, that are mostly recurring in nature, increased year-over-year by $0.2 million or 3.4% over the comparable year-ago period. The Company reported gross profit margins, excluding depreciation and amortization, of approximately 65.3% for the quarter ended March 31, 2021 which is mostly consistent with the gross profit margins of approximately 66.0% for the quarter ended March 31, 2020.

Total operating expenses of $4.4 million in the quarter ended March 31, 2021 increased by approximately $0.1 million, as compared to $4.3 million in the corresponding year-ago period. The increase was related to resource costs toward our product development as staff size increased and internal staff have been reassigned to product development from client project work. This was partially offset by a reduction in sales and marketing costs as travel and entertainment costs were reduced due to the travel restrictions imposed and a reduction in staff.

The Company reported operating loss of $0.2 million in the quarter ended March 31, 2021 and March 31, 2020. The net loss was $0.9 million for the quarter ended March 31, 2021 as compared to a net loss of less than $0.1 million in the comparable year-ago period. The increase in net loss was primarily related to foreign currency exchange loss and the recording of a contingent liability. While we have previously disclosed the existence of a litigation matter regarding our former CEO in our filings, a settlement seemed unlikely and a value could not be estimated. While no settlement has been finalized, ongoing discussions are progressing. As such, we have recorded a contingent liability in the amount of $0.3 million as of March 31, 2021. The Company reported adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) of $0.3 million in the first quarter of 2021 as compared to $0.2 million adjusted EBITDA in the first quarter of 2020.

Cash and cash equivalents as of March 31, 2021 was $4.3 million, an increase of 55.3% compared to $2.8 million as of December 31, 2020. Contract receivables, net of allowance for doubtful accounts, were $4.7 million, a decrease of $1.0 million compared to December 31, 2020. Unbilled work-in-progress was $3.6 million for the period ended March 31, 2021, an increase of $0.2 million compared to December 31, 2020. Unearned revenue increased $1.3 million to $5.0 million as of March 31, 2021 as compared to $3.7 million as of December 31, 2020. Working capital as of March 31, 2021 decreased to $5.1 million as compared to $5.5 million as of December 31, 2020. This change is primarily related to changes in accounts noted above.

Matthew Stecker concluded: “We will continue our focus on increasing innovation and finding new growth opportunities. We are actively engaging with existing clients, helping them to explore new ways of using our products and services to enhance their businesses during these difficult times, while we also find opportunities to work with new customers. We plan to develop exciting new products and to facilitate penetration into new markets benefiting our clients while continuing to generate sustainable long-term shareholder value.”

Conference Call

The Company will be conducting a conference call and webcast on Thursday, May 13, 2021 at 5:00 p.m. Eastern Time and 3:00 p.m. Mountain Time. To access a live video webcast of the call, please click the ‘Investors’ tab on the Company’s website at https://www.evolving.com/investors and then click the ‘Q1/2021 earnings call’ icon on the left. A replay of the webcast will be accessible at that website through August 13, 2021.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of non-GAAP net income and diluted net earnings per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, restructuring and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted earnings per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from, as an alternative to, or superior to, the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) empowers Communications Service Providers (CSPs) to succeed in fast-changing, disruptive telecom environments. This is achieved through a combination of People, Processes, and Platforms and empowers CSPs to activate, engage, and retain their customers. Evolving Systems’ real-time digital engagement solutions and services are used by more than 90 service providers in over 60 countries worldwide. The Company’s portfolio includes CSP market-leading solutions and services for network provisioning and resource management, enhancing the digital sales and distribution channels, service activation, real-time analytics, customer value management and loyalty. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, South and North America. For more information, please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products, the Company’s plans to develop new products, its ability to successfully integrate its solutions with existing customer network systems, the Company’s business strategy and the Company’s cash runway are forward-looking statements. These statements are based on the Company’s expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s filings and reports filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Alice Ahern

Investor Relations

Evolving Systems

Tel: 1-844-732-5898

Email: investors@evolving.com

EVOLVING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$4,292	$2,763
Contract receivables	4,741	5,681
Unbilled work-in-progress	3,593	3,365
Prepaid and other current assets	1,608	1,828
Income taxes receivable	740	270
Total current assets	14,974	13,907
Property and equipment, net	512	532
Amortizable intangible assets, net	2,544	2,769
Operating leases	1,203	915
Deferred income taxes	960	953

Total assets	$20,193	$19,076

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Term loan - current	$-	$142
Accounts payable and accrued liabilities	4,495	4,305
Lease obligations — operating leases	326	294
Unearned revenue	5,043	3,713
Total current liabilities	9,864	8,454
Long-term liabilities:
Term loan, net	319	319
Lease obligations, net	870	613
Total liabilities	11,053	9,386

Stockholders' equity:
Common stock	12	12
Additional paid-in capital	99,973	99,776
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(10,176)	(10,345)
Accumulated deficit	(79,416)	(78,500)
Total stockholders' equity	9,140	9,690
Total liabilities and stockholders' equity	$20,193	$19,076

EVOLVING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2021	2020
REVENUE
License fees	$178	$207
Services	6,282	6,078
Total revenue	6,460	6,285

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue, excluding depreciation and amortization	2,240	2,136
Sales and marketing	1,341	1,561
General and administrative	1,445	1,414
Product development	1,304	1,063
Depreciation	62	50
Amortization	238	235
Total costs of revenue and operating expenses	6,630	6,459

Loss from operations	(170)	(174)

Other (expense) income
Interest income	1	2
Interest expense	(1)	(47)
Other (expense) income, net	(291)	3
Foreign currency exchange (loss) income	(380)	383
Other (expense) income, net	(671)	341

(Loss) income from operations before income taxes	(841)	167
Income tax expense	75	199
Net loss	$(916)	$(32)

Basic loss per common share	$(0.08)	$(0.00)

Diluted loss per common share	$(0.08)	$(0.00)

Weighted average basic shares outstanding	12,206	12,164
Weighted average diluted shares outstanding	12,206	12,164

EVOLVING SYSTEMS, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2021	2020
Adjusted EBITDA:
Net loss	$(916)	$(32)
Depreciation	62	50
Amortization of intangible assets	238	235
Stock-based compensation expense	197	58
Interest expense and other (benefit), net	671	(341)
Income tax expense	75	199
Adjusted EBITDA	$327	$169

Non-GAAP net (loss) income:
GAAP net (loss) income	$(916)	$(32)
Amortization of intangible assets	238	235
Stock-based compensation expense	197	58
Income tax adjustment for non-GAAP*	(80)	(50)
Non-GAAP net (loss) income	$(561)	$211

Diluted net (loss) income per share
GAAP	$(0.08)	$(0.00)
Non-GAAP	$(0.05)	$0.02
Shares used to compute diluted net (loss) income per share	12,206	12,164

* The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into account which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.